Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 10.01

LICENSE AGREEMENT

between

BIODEL, INC.

and

AEGIS THERAPEUTICS, LLC

June 8, 2012

Confidential

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), effective as of June 8, 2012 (the “ Effective Date”), is entered into between AEGIS THERAPEUTICS, LLC, a California limited liability company (“Aegis”), and BIODEL, INC. , a Delaware corporation (“Biodel”).

Recitals

A.

Aegis has rights in certain proprietary technology regarding the chemically synthesizable delivery enhancement and stability agents that, among other things, allow non-invasive systemic delivery of potent peptide, protein, and large molecule drugs.

B.

Biodel desires to develop and commercialize therapeutic products that utilize such proprietary technology of Aegis for the delivery of the Compound (as defined below).

C.

Biodel desires to obtain from Aegis, and Aegis is willing to grant to Biodel, a license to commercialize such therapeutic products, on the terms and conditions set forth below.

Based on the foregoing Recitals, and the mutual covenants set forth below, the parties agree as follows:

1.

DEFINITIONS

For purposes of this Agreement, the terms defined in Exhibit A attached hereto shall have the defined meanings as set forth in Exhibit A.

2.

REPRESENTATIONS AND WARRANTIES

2.1

Both Parties. Each party represents and warrants to the other party as follows:

2.1.1

Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2

Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3

Consents. Except for any approvals and the like from the FDA or similar government agencies in the Territory, which Biodel may obtain to market the Product in connection with this Agreement, all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4

No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.2

Aegis Additional Representations and Warranties. Aegis hereby represents and warrants to Biodel that:

Confidential

2.2.1

Intellectual Property Matters.

(a)

 Exhibit 2.2.1 sets forth a true, correct and complete list of all Aegis Patents Rights, and for each patent and patent application Aegis has identified (i) the owner, (ii) the countries in which such listed item is patented or registered or in which an application for patent or for registration is pending, (iii) the application number, (iv) the patent or registration number, as applicable, (v) the earliest relied upon priority filing date for determination of the expiration date, (vi) the expiration date, as applicable, including any applicable patent term extensions or supplemental protection certificates, and (vii) the due date(s) for any applicable maintenance, annuity or renewal fee.

(b)

 Aegis has no knowledge that the Aegis Patent Rights are invalid and unenforceable.

(c)

 Each of the patents and patent applications included in the Aegis Patents Rights properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such application is pending.

(d)

 Each person who has or has had any rights in or to each of the Aegis Patents Rights has executed an agreement assigning his, her or its entire right, title and interest in and to such Aegis Patents Rights to the owner thereof as identified on Exhibit 2.2.1.

(e)

 To Aegis’ knowledge, each owner and inventor of each of the Aegis Patents Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the duty to disclose to any applicable patent office all information known to be material to patentability.

(f)

 To Aegis’ knowledge, neither Aegis nor any third party has undertaken or omitted to undertake any acts, and no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability, validity or scope of any of the Aegis Patents Rights.

(g)

 Aegis is the sole and exclusive owner of the patents and patent applications listed in Exhibit 2.2.1 as being owned by Aegis, free and clear of all Encumbrances. Subject to the license granted to Biodel hereunder, Aegis has the exclusive right to Exploit the Aegis Technology for use with the Compound in the Field in the Territory.

(h)

 Other than pursuant to this Agreement and the Prior Agreements, Aegis has not assigned, licensed, sublicensed, granted any interest in or options to, nor has Aegis otherwise entered into any existing agreement with respect to, the Aegis Technology for use with the Compound in the Field and shall not do so prior to the expiration or termination of this Agreement.

(i)

Aegis has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the Aegis Know-How Rights.

(j)

As of the Effective Date, to Aegis’ knowledge, the use of the Enhancement Agents and Aegis Technology in accordance with the terms of this Agreement does not infringe the intellectual property rights of any third party and does not constitute a misappropriation of the trade secrets or other intellectual property rights of any third party in the Territory.

Confidential

(k)

 As of the Effective Date, to Aegis’ knowledge, no third party has interfered with, infringed upon or misappropriated the Aegis Technology in the Field for use with the Compound.

(l)

As of the Effective Date, Aegis has not been served with notice of any interference action or litigation with respect to the Aegis Technology nor has Aegis received any written communication which expressly threatens any interference action, requests that Aegis obtain a license from any third party or otherwise threatens or contemplates litigation with respect to the Aegis Technology, whether before any patent and trademark office, court, or any other governmental authority. To Aegis’ knowledge, as of the Effective Date: (i) no such action or litigation has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action or litigation.

2.2.2

Regulatory Matters.

(a)

 To Aegis' knowledge, as of the effective date, Aegis holds, and is operating in material compliance with, such exceptions, permits, licenses, franchises, authorizations and clearances of the FDA and/or any other governmental authority required in connection with the development of the Enhancement Agents.

(b)

 Aegis has not received any warning letters or written correspondence from the FDA and/or any other governmental authority requiring the termination, suspension or modification of any clinical or pre-clinical studies or tests with respect to the Enhancement Agents.

(c)

 As of the Effective Date, there are no actual or, to the knowledge of Aegis, threatened enforcement actions relating to any Enhancement Agent by the FDA or any other governmental authority which has jurisdiction over Aegis’ or any applicable third-party manufacturer’s operations or products, including, without limitation, any fines, injunctions civil or criminal penalties, investigations, debarments or suspensions.

(d)

 Aegis is not, and to Aegis’ knowledge, no person involved in the performance of Aegis’ services under this Agreement is, debarred or suspended under 21 U.S.C. §335(a) or (b).

2.2.3

Compliance with Laws. To Aegis’ knowledge, as of the Effective Date, Aegis is in compliance in all material respects with all Laws that are applicable to the ownership, operation or use of any of the Enhancement Agents or Aegis Technology. To the knowledge of Aegis, there are no events, conditions, circumstances, activities, practices, incidents or actions of Aegis relating to the Aegis Technology that would interfere with or prevent compliance with or give rise to any liabilities or investigative, corrective or remedial obligations with respect to the Aegis Technology under applicable Laws.

2.2.4

Supply Matters.

(a)

 Any Enhancement Agents supplied by Aegis will be done so in accordance with Section 3.4 of this Agreement and the Supply Agreement.

2.2.5

UAB Licensing Agreement. The UAB Licensing Agreement is a legal and valid obligation binding upon the parties thereto and enforceable in accordance with its terms. Attached hereto as Exhibit 2.2.5 is a true and correct copy of the UAB Licensing Agreement, with the financial terms redacted. No provisions of the UAB Licensing Agreement

Confidential

restrict or limit Aegis’ right to grant Biodel the rights and licenses herein. Aegis has not received any notice of default, and is not in default, of any of its obligations under the UAB Licensing Agreement, and no circumstances or grounds exist that would reasonably be expected to give rise to a claim of material breach or right of rescission, termination, revision, or amendment of the UAB Licensing Agreement. To Aegis’ knowledge, UAB is not in default, of any of its obligations under the UAB Licensing Agreement. Aegis has obtained all required consents from UAB for it to grant to Biodel the rights and licenses granted by Aegis hereunder.

2.3

DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, AEGIS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AEGIS TECHNOLOGY, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, ALL RIGHTS IN THE AEGIS TECHNOLOGY PROVIDED TO BIODEL HEREUNDER ARE PROVIDED “AS IS.”

3.

LICENSE GRANT; SUBLICENSING AND SUBCONTRACTING

3.1

Aegis Technology. Aegis hereby grants to Biodel an exclusive (even as against Aegis except for use pursuant to the Supply Agreement), sublicensable (as set forth in Section 3.2), worldwide license under the Aegis Technology to Exploit the Products and the exclusive right to negotiate additional licenses as described under Section 3.7 of this Agreement.

3.2

Sublicenses. Biodel shall have the right to grant sublicenses under any portion or all of the license set forth in Section 3.1 to one or more Affiliates and/or third parties without the prior written consent of Aegis; provided that Biodel shall, within [**] days of entering into each sublicense, give Aegis written notice of each sublicense under this Agreement, and shall deliver a copy of each sublicense to Aegis after execution of the same. Each sublicense shall be subject to the applicable terms and conditions of this Agreement. Except as expressly provided otherwise in this Agreement, Biodel shall remain liable to Aegis for sublicensee’s exercise of any of Biodel’s rights and sublicensee’s performance of Biodel’s obligations under this Agreement, including, but not limited to, payment of royalties, keeping of records and reporting of sales as if the sublicensee’s sales were Biodel’s sales. No such sublicensee shall grant any right to grant further sublicenses.

3.3

Manufacture. Notwithstanding the license granted under Section 3.1 to manufacture Enhancement Agents, Biodel hereby covenants and agrees to not exercise such right to make or have made Enhancement Agents for so long as Aegis remains in compliance with the terms of the Supply Agreement. Biodel may exercise its license right to make or have made Enhancement Agents (a) if the Supply Agreement becomes terminated in accordance with its terms, (b) if Aegis is unable or unwilling to comply with its obligations under the Supply Agreement, including providing Biodel with the Enhancement Agents in accordance with FDA GMP guidelines and with the specifications or other requirements contained in the Supply Agreement, after a reasonable opportunity to cure, (c) if Aegis is unwilling to provide the Enhancement Agents to Biodel due to an alleged breach by Biodel of the terms of this Agreement or the Supply Agreement, where such alleged breach is the subject of a dispute between the parties that is not the subject of a final and binding adjudication pursuant to Section

Confidential

11.2, or (d) if, under the Supply Agreement, Biodel has the right to make or have made Enhancement Agents for any other reason. This license right shall automatically extend to any contract manufacturer engaged by Biodel, any of its Affiliates and/or any sublicensee to manufacture Enhancement Agents. For purposes of clarity, the right to “have manufactured” shall not be considered to be a sublicense under this Agreement. At Biodel’s request and expense, Aegis shall provide reasonable assistance to Biodel to facilitate the transfer of any Aegis Know-How Rights or other technology reasonably required to permit any such contract manufacturer to manufacture Enhancement Agents.

3.4

Contract Research.

3.4.1

The license granted under Section 3.1 to conduct research and to develop Products shall automatically extend to any contract research organization and/or contract analytical organization engaged by Biodel, any of its Affiliates and/or any sublicensee in connection with research and development efforts for the Products. For purposes of clarity, the right to “have sold” shall not be considered to be a sublicense under this Agreement. At Biodel’s request and expense, Aegis shall provide reasonable assistance to Biodel to facilitate the transfer of any Aegis Know-How Rights or other technology reasonably required to permit any such contract research organization and/or contract analytical organization to conduct research and development efforts for the Products.

3.4.2

In the event that Biodel desires to engage a contract research organization in connection with its research and development efforts, if any, specific to the Enhancement Agents, Biodel agrees to provide a request for quotation of services to UAB at the same time as when providing such requests to other potential service providers. Such request shall allow for a commercially reasonable period of time to provide a response from all potential contractors. The parties understand and agree that Biodel shall have no obligation to utilize the services of UAB or any other party and that this Section 3.4.2 shall not apply to the development of the Product or any other development matters not related solely to the Enhancement Agents.

3.5

Exclusivity; Non-Competition.

3.5.1

During the Term of this Agreement, neither Aegis nor any of its Affiliates shall, directly or indirectly (including selling, licensing, divesting or transferring rights to any third party), engage in any activities or participate in any business or otherwise compete with Biodel anywhere in the world with respect to the Exploitation of any therapeutic containing the same active pharmaceutical ingredient, derivative or active metabolite as any Product without the prior written consent of Biodel.

3.5.2

Each of the parties hereto recognizes that the restrictions contained in, and the terms of, this Section 3.5 are properly required for the adequate protection of the license set forth in Section 3.1 above and Biodel’s rights under this Agreement, and agree that if any provision in this Section 3.5 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

3.6

Disclosure of Aegis Technology. Within [**] days after the Effective Date, at Aegis’ expense, Aegis shall deliver to Biodel, or provide Biodel with copies of, (a) the Aegis

Confidential

Know-How Rights, including (i) copies of any publications related to the application of Intravail®, (ii) basic formulation ingredients, concentration data, formulation protocols, etc., (iii) access to all Intravail® toxicology and safety information, and (iv) access to the DMF excluding the CMC section; and (b) all Aegis Patent Rights and all relevant material information related thereto available to Aegis. Additionally, at such time in the future during the term of this Agreement if Aegis or its Affiliates acquires additional Aegis Technology reasonably necessary or useful for Biodel to Exploit the Product, Aegis shall, at Aegis’ expense, promptly disclose the same to Biodel, together with the material information and documents concerning the same which are available to Aegis.

4.

DEVELOPMENT PROGRAM; DILIGENCE

4.1

Development Program; Work Plan; Statements of Work.

4.1.1

Biodel shall prepare and submit to Aegis a development work plan (the “Work Plan”) setting forth the then-current product requirements and the general development activities for the Product; provided, however, the parties acknowledge that Biodel shall retain exclusive control and final decision-making authority with respect to the development of, and all regulatory activities relating to, the Product.

4.1.2

If Biodel desires to retain Aegis to perform any additional development services, including in furtherance of the Work Plan or otherwise, Biodel shall prepare and submit to Aegis a written statement of work setting forth the product requirements and the general development activities requested for such additional development services (each, a “Statement of Work”). In such event, if Aegis is prepared to perform the Statement of Work, Aegis shall promptly prepare and submit to Biodel a work schedule, including a budget, setting forth in reasonable detail the services to be performed, time expected to be expended, and out-of-pocket costs expected to be incurred (the “Work Proposal”). Aegis shall undertake performing the Statement of Work pursuant to the Work Proposal only after Biodel’s written approval thereof, and such Work Proposal shall be documented in the applicable Statement of Work. Each such Statement of Work, if any, shall be signed on behalf both parties and attached to this Agreement as an addendum.  The terms and conditions of this Agreement shall apply to any Statement(s) of Work and except as expressly provided in the Statement(s) of Work, the terms of this Agreement shall control in the event of any conflict between the terms of this Agreement and a Statement of Work.

4.1.3

Without limiting the generality of the foregoing, Biodel shall be solely responsible for conducting, and shall have final authority to design and execute, all research and development activities with respect to the Development Program and the Products, including without limitation formulation optimization, pre-clinical and clinical studies, protocols, and for obtaining and maintaining all regulatory approvals. Biodel shall control all interactions with the FDA and other governmental authorities related to the Development Program and the Products. All INDs, NDAs and other regulatory filings in connection with the Product in any jurisdiction in the Territory shall be submitted solely in the name of, and shall be exclusively owned by, Biodel.

4.1.4

Aegis and Biodel shall cooperate and provide reasonable assistance to each other in furtherance of the Development Program. At Biodel’s request and expense, Aegis shall cooperate with and provide reasonable assistance to Biodel in the preparation of any regulatory filings relating to the Product.

Confidential

4.2

Diligence Efforts. Biodel shall use Commercially Reasonable Efforts (defined below) to develop, obtain regulatory approval and commercialize at least one Product. The term “Commercially Reasonable Efforts” shall mean that level of effort as a pharmaceutical company would normally apply to a pharmaceutical product with a similar profile to the Product (taking into account at all times the relevant patent, medical/scientific, technical, regulatory or commercial profile (including, without limitation, consideration of the market potential and competitors) of same, and the company’s financial status). In the event that Biodel fails to comply with its diligence obligations in this Section 4.2, then all data and rights to the Product shall revert to Aegis on an exclusive, fully paid-up, sublicensable, worldwide basis.

4.3

Clinical Protocol. Biodel shall furnish to Aegis a copy of the clinical protocol and the related patient informed consent form for any clinical trial study, which involves an Enhancement Agent or the Aegis Technology; and Aegis shall be entitled to share such documents with the Aegis insurance carriers to the extent required to comply with its contractual obligations to such entities. Aegis agrees that any personally identifiable information or protected health information, which comes into Aegis’ possession under this License Agreement will be protected and acted on in accordance with applicable data protection legislation, such as the Health Insurance Portability and Accountability Act of 1996 as well as all other applicable laws and regulations.

4.4

Enhancement Agent Toxicity Studies. In the event that Biodel conducts any toxicity studies solely related to the Enhancement Agent or the Material (the “Material Tox Studies”), Biodel agrees to provide to Aegis a draft copy of the intended protocol(s) to be used for such Material Tox Studies; and Biodel will consider any recommendations which Aegis may give for improving the protocol(s) for the Material Tox Studies. Biodel agrees to provide Aegis with any data arising from the Material Tox Studies (“Material Tox Data”) to Aegis within [**] days after Biodel receives the Material Tox Data. Aegis may include in its DMF for the Enhancement Agent such portions of, or information from, the Material Tox Data as is required or appropriate for inclusion in its DMF and may provide copies of such Material Tox Data to its licensees. Notwithstanding the foregoing, prior to sharing the Material Tox Data with any third party, Aegis shall provide Biodel with an opportunity to review the Material Tox Data and confirm that all Biodel Confidential Information and references to Biodel, the Product and/or the Compound have been redacted.

4.5

Research and Development Reports. Within [**] days following the end of each calendar year during the term of this Agreement, Biodel shall prepare and deliver to Aegis a written report which shall (a) describe, in reasonable detail, Biodel’s efforts to research and develop Products during such year, and (b) disclose the results thereof achieved during such year, including without limitation any undisclosed Aegis Inventions. The report and contents of any such report shall be owned exclusively by Biodel and Aegis shall treat the report and its contents as Confidential Information of Biodel consistent with Section 8 of this Agreement.

5.

PAYMENTS

5.1

License Issuance Fee. Biodel shall pay to Aegis a nonrefundable and noncreditable license issuance fee of up to [**] U.S. dollars (U.S. $[**]) payable as follows:

5.1.1

[**] U.S. dollars (U.S. $[**]) on or before the Effective Date of this Agreement; and

Confidential

5.1.2

An amount up to [**] U.S. dollars (U.S. $[**]) upon the delivery to Biodel by Aegis [**]; provided that such delivery is prior to [**]. The amount paid to Aegis by Biodel pursuant to this Section 5.1.2 shall be calculated as [**] percent ([**]%) of the actual cost savings that Biodel would pay for those studies detailed under Exhibit 5.1.2 up to a maximum of [**] U.S. dollars (U.S. $[**]).

5.2

Milestone Payments.

5.2.1

Development Milestones. As partial consideration for the grant to Biodel of the rights under Section 3.1, within [**] days following the achievement of each of the following milestones, Biodel shall give written notice to Aegis thereof and shall pay to Aegis the corresponding nonrefundable one time only milestone payments described below.

Milestone Event	Total Payment (U.S. $)
[**]	$[**]
[**]	$[**]
$[**]

If, at the time when any milestone payment listed in Section  above is due, Biodel has not paid all other milestone payments (if any) previously listed in Section  above, then at such time Biodel shall pay all such unpaid milestone payments.

5.2.2

Approval Milestones. As partial consideration for the grant to Biodel of the rights under Section 3.1, within [**] days following the achievement of each of the following milestones, Biodel shall give written notice to Aegis thereof and shall pay to Aegis the corresponding nonrefundable one time only milestone payments described below.

Milestone Event	Total Payment (U.S. $)
[**]	$[**]
[**]	$[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]

5.2.3

Sales Milestones. As partial consideration for the grant to Biodel of the rights under Section 3.1, within [**] days following the achievement of each of the following

Confidential

milestones, Biodel shall give written notice to Aegis thereof and shall pay to Aegis the corresponding nonrefundable one time only milestone payments described below.

Milestone Event	Total Payment (U.S. $)
Net Sales for hyperinsulinemia indication exceed $[**] over a period of 12 consecutive months for the first time	[**]
Net Sales for hyperinsulinemia indication exceed $[**] over a period of 12 consecutive months for the first time	[**]
Net Sales for an intranasal Product exceed $[**] over a period of 12 consecutive months for the first time	[**]
Net Sales for an intranasal Product exceed $[**] over a period of 12 consecutive months for the first time	[**]
Net Sales for bi-hormonal pump Product (closed or open loop) exceed $[**] over a period of 12 consecutive months for the first time	[**]
Net Sales for bi-hormonal pump Product (closed or open loop) exceed $[**] over a period of 12 consecutive months for the first time	[**]
[**]

5.2.4

The milestone payments in Sections 5.2.1 through 5.2.3 shall be paid only once and only for the first Product to meet the applicable milestone, notwithstanding the potential development of multiple Products hereunder which may involve separate clinical trials or regulatory approvals that meet the applicable milestone, and shall be subject to the terms and conditions of Section 5.7.

5.2.5

Beginning on the second anniversary of the Effective Date of this Agreement and through the completion of the first pivotal clinical trial by or for Biodel, Biodel shall be required to make minimum quarterly nonrefundable payments to Aegis in the amount of [**] U.S. dollars (U.S. $[**]) (the “Minimum Quarterly Payment”). Any amounts paid pursuant to this Section 5.2.5 shall be fully creditable and treated as a prepayment against future milestones and/or royalties which may be due to Aegis pursuant to Section 5. If the Minimum Quarterly Payment is not paid timely, Aegis may terminate this Agreement, subject to Section 10.2 hereof.

5.3

Royalties.

5.3.1

Within [**] days following the First Commercial Sale of a Product in each country in the Territory, Biodel shall give written notice to Aegis thereof.

Confidential

5.3.2

During the Royalty Term, Biodel shall pay to Aegis royalties on a Product by Product and a country by country basis in accordance with this Section 5.3, in an amount equal to the Royalty Rate per Table 5.3.2, below, times the Net Sales of Products by Biodel, its sublicensees and their respective Affiliates during the applicable time period, subject to reduction as set forth in Sections 5.3.3 and 5.3.6 below.

Cumulative Annual Net Sales	Royalties Rate

First $[**] in Annual Net Sales	[**]%
Next $[**] in Annual Net Sales	[**]%
Next $[**] in Annual Net Sales	[**]%
Next $[**] in Annual Net Sales	[**]%
Annual Net Sales above $[**]	[**]%

5.3.3

The royalty percentage then applicable under this Section 5.3 to Net Sales of any Product made in any country in the Territory shall be reduced by [**]% if, at the time of the sale of such Product in such country, there are Competing Products that collectively account for [**]% or more of all sales across all indications for which the Products are marketed in that country. In the event that Competing Products in any country no longer collectively account for [**]% or more of all sales across all indications for which the Products are marketed in that country, then such [**]% reduction shall be suspended.

5.3.4

If the level of competition, patent protection or the general commercial environment for such Product in such country materially affect the commercial viability of such Product in such country under the royalty percentage then applicable under this Section 5.3, then Aegis shall, upon written notice by Biodel, negotiate and agree with Biodel in good faith a reduction of such royalty rates, as applicable to such Product in such country.

5.3.5

If Biodel, its sublicensees or their respective Affiliates sells any Product to a third party who also purchases other products or services from Biodel, its sublicensees or their respective Affiliates, and Biodel, its sublicensees or their respective Affiliates discounts the purchase price of such Product to a greater degree than it generally discounts the price of its other products or services to such customer, then in such case the Annual Net Sales for the sale of such Product to such third party shall equal the arm’s length price that third parties would generally pay for such Product alone when not purchasing any other product or service from Biodel, its sublicensee or their respective Affiliates. For purposes of this provision “discounting” includes establishing the list price at a lower-than-normal level. For clarity, “discounting” does not include statutory or regulatory discounts imposed by a government agency required in order to sell the Product in such country.

5.3.6

 The obligation to pay royalties under this Section 5.3 shall expire on a Product-by-Product and country-by-country basis. In other words, the Royalty Term is determined separately for each Product and each country in the Territory and Biodel shall have no obligation to pay royalties for Net Sales on a particular Product in a particular country after expiration of the Royalty Term for such Product in such country, notwithstanding the fact that the Royalty Term may not have expired for such Product in other countries or other Products in

Confidential

such country. In addition, royalty payments under this Section 5.3 shall be subject to the terms and conditions of Section 5.7.

5.3.7

Third Party Licenses.

(a)

If Biodel determines, in its reasonable judgment (subject to subpart (b) below), that the intellectual property rights of a third party are necessary for the practice of any Aegis Technology in accordance with this License Agreement, then, notwithstanding any other remedy that may be available to Biodel under any other provision of this Agreement, the royalty and milestone amounts owed to Aegis hereunder for Exploiting the Aegis Technology in the country (or countries) where such third party intellectual property rights are enforceable shall be subject to a credit reduction in an amount equal to [**] percent ([**]%) of the amount of any payments that Biodel (or any of its sublicensees) pays such third party to use such third party intellectual property rights; provided, no payment to Aegis shall be reduced by more than [**] percent ([**]%) of the amount payable before any reductions or credits (although any unused excess credit may be carried forward and applied against future payments).

(b)

If Aegis disputes a credit reduction proposed or taken by Biodel pursuant to Section 5.3.7(a) based on Aegis’ determination that the technology, and/or a license to intellectual property rights, of such third party is not necessary for the practice of any Aegis Technology in accordance with this License Agreement, Aegis may submit the issue of such credit reduction to an independent third party arbiter, mutually agreed to by the Parties, such agreement not to be unreasonably withheld, delayed, or conditioned, and such arbiter to have at least ten (10) years' experience in the biopharmaceutical industry overseeing drug development or patent law, who shall determine within [**] days whether, in the absence of rights granted by such third party, the practice of any Aegis Technology in accordance with this License Agreement would likely or actually infringe or misappropriate such third party’s intellectual property. Such arbiter’s determination shall be final and binding on the Parties with regard to the credit reduction otherwise available to Biodel pursuant to section 5.3.7(a).

(c)

In connection with any third party intellectual property rights described in Section 5.3.7(a), the parties shall cooperate with one another in good faith and in alignment with each parties interests in connection with the negotiation and implementation of any related license(s) from one or more third parties; provided, however, that the parties understand and agree that Aegis shall have the first right to enter into any such license(s) and to determine the terms of any such license(s). If (i) Aegis fails to secure a license from a third party, with the right to sublicense to Biodel pursuant to the terms of this License Agreement and there is no pending litigation or arbitration between Aegis and such third party to resolve the claims, or (ii) Biodel becomes subject to a proceeding in a court of competent jurisdiction in which a third party seeks to enjoin the sale of Products based on claims that the activities undertaken by Biodel pursuant to this License Agreement require the taking of a license from one or more third parties; then in each case Biodel in its sole discretion may enter into any such license(s) and determine the terms of any such license(s).

5.4

Royalty Reports.

5.4.1

Biodel shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales, and to enable the royalties payable to Aegis under Section 5.3.2 to be determined.

Confidential

5.4.2

Within [**] days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of the first Product by Biodel, its sublicensees or their respective Affiliates, Biodel shall furnish to Aegis a written report showing in reasonably specific detail, on a country-by-country and Product-by-Product basis, (a) the gross sales of Products sold by Biodel, its Affiliates and sublicensees during such calendar quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars.

5.4.3

With respect to sales of Products invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rates (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on each business day of the applicable calendar quarter. All royalties payable hereunder shall be calculated based on Net Sales expressed in United States dollars.

5.4.4

All royalties shown to have accrued by each royalty report provided under this Section 5.4 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

5.5

Audits.

5.5.1

Upon the written request of Aegis and not more than [**] in each calendar year, Biodel shall permit an independent certified public accounting firm of nationally recognized standing, selected by Aegis and reasonably acceptable to Biodel, at Aegis’ expense, to have access during normal business hours to such of the records of Biodel as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [**] months prior to the date of such request. The accounting firm shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, Biodel, and shall disclose to Aegis and Biodel only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

5.5.2

If such accounting firm concludes that additional royalties were owed during the audited period, Biodel shall pay such additional royalties within [**] days of the date Aegis delivers to Biodel such accounting firm’s written report so concluding. If such accounting firm concludes that Biodel has overpaid royalties during the audited period, Biodel shall have the right to credit the amount of the overpayment against each subsequent quarterly payment due to Aegis. If the overpayment is not fully applied prior to the final quarterly payment of royalties due hereunder, Aegis shall promptly refund to Biodel an amount equal to any such remaining overpayment. The fees charged by such accounting firm shall be paid by Aegis; provided, however, if the audit discloses that the royalties payable by Biodel for such period are more than [**] percent ([**]%) of the royalties actually paid for such period, then Biodel shall pay the reasonable fees and expenses charged by such accounting firm for such audit.

5.5.3

Biodel shall include in each permitted sublicense granted by it pursuant to the Agreement a provision requiring the sublicensee to make reports to Biodel, to keep and

Confidential

maintain records of sales made pursuant to such sublicense and to grant access to such records by Aegis’ independent accountant to the same extent required of Biodel under this Agreement.

5.5.4

Aegis shall treat all financial information subject to review under this Section 5.5 as Confidential Information of Biodel consistent with Section 8 of this Agreement, and shall cause its accounting firm to retain all such financial information in confidence.

5.6

Payment Method. All payments by Biodel to Aegis hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Aegis to Biodel. All payments by Aegis to Biodel hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Biodel to Aegis.

5.7

Sublicense Revenue. In the event Biodel, or its Affiliates, grants any sublicenses to third parties pursuant to Section 3.2 of this License Agreement, in lieu of any license maintenance fees, milestones or royalties which may be due to Aegis under this License Agreement, Biodel shall pay to Aegis the Sublicense Rate (defined below) of the Sublicense Revenue (defined below) received by Biodel or its Affiliates (the “Sublicense Fee”). Upon Biodel’ request from time to time, Aegis shall use commercially reasonable efforts to assist Biodel in establishing any such sublicense agreement, including, without limitation, cooperating in the due diligence review by prospective sublicensees, provided Biodel shall reimburse Aegis for reasonable third party expenses, including but not limited to legal fees for support of intellectual property due diligence, incurred by Aegis in support of such activities. However, in no event shall Aegis’ share of royalties received from sublicensees and included in the Sublicense Fee be less than [**]% of Net Sales of Products by the relevant sublicensee, for sublicenses granted by Biodel (or its Affiliate).

“Sublicense Rate” means [**] percent ([**]%) until completion of the first human study; [**] percent ([**]%) after the completion of the first human study and prior to the submission of an NDA; and [**] percent ([**]%) after the submission of an NDA.

 “Sublicense Revenue” means all upfront, milestone and royalty payments and other consideration received by Biodel and its Affiliates from third party sublicensees attributable to sublicenses under the Aegis Technology, excluding: (i) reimbursement or funding for R&D activities performed by or on behalf of Biodel, (ii) amounts for purchase of stock or other equity or debt interests in Biodel, (iii) reimbursement of patent costs and other out-of-pocket costs actually incurred by Biodel, (iv) amounts paid for technology other than the Aegis Technology (provided, that if a sublicense is granted for Aegis Technology in the same transaction as a license to other technology, the allocation of payments for purposes of this item (iv) shall be based on relative commercial value of the Aegis Technology and the other technology at the time of such transaction, and not based upon evaluation in light of subsequent data, information or events), (v) payments received for the supply of goods (including Products) or services, including sales and marketing support, co-promotion activities and sales force reimbursement, and (vi) payments for the sale of substantially all of the business or assets of Biodel, whether by merger, sale of stock, sale of assets or otherwise. To the extent that a payment made by a sublicensee pursuant to items (i), (ii) or (v) of the preceding sentence is in

Confidential

excess of the then-current fair market value, as determined in compliance with GAAP, of each of the corresponding items, then such excess shall be considered Sublicense Revenue.

5.8

Set-Off. Biodel shall have the right to withhold, and to set-off from and against, up to [**] percent ([**]%) of any amounts due or payable to Aegis under this Agreement, any credits, liabilities, losses, damages, costs and expenses (a) incurred by Biodel as a result of Aegis’ breach of its obligations, representations or warranties hereunder, (b) for which Biodel is entitled to indemnification under this Agreement, or (c) incurred by Biodel as a result of having to obtain a license from a third party in order to exercise any of the licenses granted to Biodel under this Agreement.

5.9

Interest. Any amounts not paid when due under this Agreement that are not the subject of a good faith dispute between the parties shall accrue interest until paid at the rate equal to the lesser of (a) [**] percent ([**]%) per month or (b) the highest rate permitted by applicable law.

6.

OWNERSHIP OF TECHNOLOGY AND DATA

6.1

Aegis Technology.

6.1.1

Aegis shall solely own all right title and interest in the Aegis Data and the Aegis Technology (including any Aegis Invention conceived or reduced to practice by Aegis or Biodel in the course of performing this Agreement, the Prior Agreements, the Work Plan, any Statement of Work, or the Development Plan) and all patent rights and other intellectual property rights therein. All Aegis Technology that does not fall within the scope of a Confidentiality Exception shall be Confidential Information of Aegis.

6.1.2

Biodel shall have the right to reference the Aegis Data in connection with the Exploitation of the Product, and Aegis shall provide Biodel with reasonable access to the applicable drug master file(s) pertaining to the Enhancement Agents, including without limitation making available to Biodel copies of such selected portions of such drug master file(s) as Biodel may request from time to time and Aegis is able to furnish.

6.2

Biodel Data and Inventions. Biodel shall solely own all right title and interest in (a) all clinical and non-clinical data generated or collected by or on behalf of Biodel, Aegis or both pursuant to this Agreement, the Prior Agreements, the Work Plan or any Statement of Work, or in the conduct of the Development Program and any clinical trials to be conducted hereunder or otherwise related to the Product (other than the Aegis Data) (collectively, the “Biodel Data ”); and (b) all Biodel Inventions and all patent rights and other intellectual property rights therein. All Biodel Inventions that do not fall within the scope of a Confidentiality Exception shall be Confidential Information of Biodel. Notwithstanding the foregoing, with respect to any Biodel Data which is specific to the Aegis Enhancement Agents for use outside the Field (the “Subject Biodel Data”), Aegis shall have the right to receive a copy of and to use for its own business purposes the Subject Biodel Data, without any payment obligations to Biodel; provided however, Aegis shall not use the Subject Biodel Data in any manner which adversely affects the efforts of Biodel to Exploit any Product.

6.3

Preexisting Technology. Notwithstanding anything in this Agreement to the contrary, each party shall retain all right, title and interest in and to all Inventions owned, acquired or developed by such party prior to the Effective Date or outside of the scope of this

Confidential

Agreement and without the benefit or use of or reference to any information, procedures, developments, results, data, conclusions, technologies, inventions and the like provided by the other party.

6.4

Cooperation.

6.4.1

Each party shall cause all employees and others conducting work on its behalf under this Agreement to promptly disclose to the other party all Inventions in which the other party has an ownership interest, and to assign any and all right, title and interest in all such Inventions and all patent rights and other intellectual property rights therein in accordance with this Agreement. Each party shall respond to reasonable requests of the other party for information regarding the Inventions in which the other party has an ownership interest.

6.4.2

Without limiting the foregoing, to the extent Aegis or its Affiliates obtain any rights in or to any Biodel Data or Biodel Invention, Aegis and its Affiliates agree to and hereby assign, cede and grant to Biodel all rights to possession of, and all right, title, and interest, including all such data or Inventions and the right to prepare and exploit derivative works, in such Biodel Data or Biodel Invention. Aegis agrees to give Biodel or any person designated by Biodel, at Biodel’s expense, all assistance reasonably required to perfect the rights hereinabove defined, including the execution of documents and assistance or cooperation in legal proceedings.

6.4.3

Without limiting the foregoing, to the extent Biodel or its Affiliates obtain any rights in or to any Aegis Data or Aegis Invention, Biodel and its Affiliates agree to and hereby assign, cede and grant to Aegis all rights to possession of, and all right, title, and interest, including all such data or Inventions and the right to prepare and exploit derivative works, in such Aegis Data or Aegis Invention. Biodel agrees to give Aegis or any person designated by Aegis, at Aegis’ expense, all assistance reasonably required to perfect the rights hereinabove defined, including the execution of documents and assistance or cooperation in legal proceedings.

7.

PATENT RIGHTS

7.1

Prosecution and Maintenance of Aegis Patent Rights.

7.1.1

Aegis shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute and maintain the Aegis Patent Rights. Aegis shall give Biodel a reasonable opportunity, before filing, to review and comment on the text of any patent application within the Aegis Patent Rights that covers the Product and shall provide Biodel with a copy of such patent application as filed, together with notice of its filing date and serial number.  Biodel shall, at Aegis’ expense, cooperate with Aegis, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the Aegis Patent Rights.

7.1.2

 Aegis covenants and agrees to use its best efforts to prepare, file, prosecute and maintain patents and patent applications specific to the Product in all Major Jurisdictions and in such other jurisdictions as Biodel may designate from time to time. Aegis shall regularly consult with Biodel and keep Biodel advised of the status of the Aegis Patent Rights that cover the Product. Aegis specifically agrees to (a) provide Biodel with a copy of patents and patent application with claims covering the Product as filed, together with notice of

Confidential

its filing date and serial number, and (b) provide Biodel with copies of and with sufficient time and opportunity, but in no event less than [**] days, to review, comment and consult on all such patent applications and patents and all correspondence to and from such patent offices, including proposed responses, interferences and oppositions. Should Aegis wish to abandon any, or cease the defense or maintenance of any such Product patents or patent applications, it shall first obtain written approval from Biodel, and Biodel may continue the prosecution or maintenance of such patent or patent application at its discretion.

7.1.3

In any action taken by Aegis in the prosecution of, or in the defense of an action by a third party related to patent invalidity or nonpatentability of, any patent application or patent in the Aegis Patent Rights claiming the Product, Aegis shall not admit the invalidity or nonpatentability of any such patent or patent application or take any other action that may diminish such Aegis Patent Rights without Biodel’s prior written consent. Moreover, if Biodel concludes that taking any specific actions may likely have a materially adverse effect on Biodel’s interests in such Aegis patent Rights, and timely provides Aegis notice thereof, then Aegis shall not take such specific actions without the prior written consent of Biodel.

7.1.4

If Biodel reasonably believes that Aegis may fail to make any required payments or take any action required for the preparation, filing, prosecution, defense or maintenance of the Aegis Patent Rights within a reasonable time, Biodel shall provide Aegis with written notice of such deficiency.  If Aegis fails to take the required action within the shorter of (i) [**] days of notice from Biodel or (ii) [**] business days before the deadline for taking such action, Biodel shall have the right to thereafter make any such required payments or take any such required action, and deduct and offset such payments and any related costs and expenses from any milestone payments, royalties or other payments which may be required under this Agreement or otherwise by Biodel, its Affiliates or sublicensees to Aegis. A decision by Biodel not to prepare, file, prosecute, or maintain any patent or patent application covering the Product shall not affect Biodel’s rights under this Agreement.

7.1.5

Biodel shall reimburse Aegis for actual costs incurred by Aegis under the Aegis Patent Rights that are specific only to the Product(s), including but not limited to all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

7.2

Prosecution and Maintenance of Biodel Patent Rights. Biodel shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute and maintain the Biodel Patent Rights. At Biodel’s expense, Aegis shall cooperate with Biodel, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the Biodel Patent Rights.

7.3

Orange Book Listings. Biodel shall have the sole right (but not the obligation) to list any appropriate patents within the Aegis Patent Rights in the FDA Orange Book with respect to any Product.

7.4

Enforcement.

7.4.1

Notification. Each party shall notify the other party of any infringement known to such party of any Aegis Patent Rights or Biodel Patent Rights for any Product for use in the Field and shall provide the other party with the available evidence, if any, of such infringement.

Confidential

7.4.2

Aegis Patent Rights.

(a)

 Except as set forth below, Aegis, at its sole expense, shall have the right to determine the appropriate course of action to enforce the Aegis Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Aegis Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Aegis Patent Rights, and shall consider, in good faith, the interests of Biodel in so doing. If Aegis does not, within [**] days after receipt of notice from Biodel under Section 7.4.1, abate the infringement of the Aegis Patent Rights for any Product in the Field or file suit to enforce the Aegis Patent Rights against at least one infringing party, Biodel shall have the right, upon prior written notice to Aegis, to take whatever action it deems appropriate to enforce the Aegis Patent Rights for any Product in the Field; provided, however, that, within [**] days after receipt of notice of Biodel’s intent to file such suit, Aegis shall have the right to join such suit as a co-plaintiff or co-defendant with Biodel and to fund up to [**] the costs of such suit; further provided that if a third party files an application with the FDA that includes a certification under subsection (b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) of section 505 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 355, relating to a patent within the Aegis Patent Rights that is listed in the Orange Book with respect to any Product, Aegis shall have [**] days from the receipt of notice of such filing to elect to file suit to enforce such patent or to allow Biodel the right to take whatever action it deems appropriate to enforce such patent. In the event that Biodel takes any action to enforce the Aegis Patent Rights under this Section 7.4.2, so long as such action continues, Biodel shall have the right to deduct and offset any related costs and expenses from any milestone payments, royalties or other payments which may be required under this Agreement or otherwise by Biodel, its Affiliates or sublicensees to Aegis; provided, however, that such amounts shall not exceed [**] percent ([**]%) of the milestone payments, royalties or other payments payable to Aegis during the period such action is pending.

(b)

 Biodel and Aegis shall reasonably cooperate with each other in the planning and execution of any action to enforce the Aegis Patent Rights. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Aegis Patent Rights shall be shared equally by Aegis and Biodel, after reimbursement of expenses incurred by the party controlling such enforcement action, with the exception that Biodel shall have exclusive rights to any such monies that result from the enforcement of patents that are specific to the Product(s) with such monies being subject to the royalty provision of Section 5.3.2.

7.5

UAB Licensing Agreement. Aegis covenants to take any action, or not to take any action, to retain in full force and effect for the term of this Agreement the license under the UAB Licensing Agreement relating to Biodel’s rights hereunder. Moreover, Aegis will not agree, consent or acquiesce to any amendment, supplement or other modification to the UAB Licensing Agreement in a way which would terminate or diminish Biodel’s rights under this Agreement, without the prior written consent of Biodel. Aegis shall be solely responsible for paying all fees, milestones and royalties and any other performance obligations under the UAB Licensing Agreement.  In the event that Aegis receives notice that Aegis has committed a breach of its obligations under the UAB Licensing Agreement, or if Aegis anticipates such breach, such

Confidential

as may give rise to a right by UAB to terminate or diminish Aegis’ rights thereunder and Biodel’s rights under this Agreement, Aegis shall notify Biodel promptly of such situation and shall use best efforts to promptly cure such breach. However, in addition to Biodel’s other remedies, if Aegis is unable to cure such breach, Aegis shall, to the extent possible, permit Biodel to cure such breach if Biodel desires to do so, with all fees and expenses (including attorneys’ fees) incurred by Biodel being creditable by Biodel against future milestones, royalties and other payment obligations hereunder.

7.6

Supply Matters. Aegis covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Aegis will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Food, Drug and Cosmetic Act.

8.

CONFIDENTIALITY

8.1

Confidentiality. During the term of this Agreement and for a period of [**] years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers, employees, consultants, Affiliates and permitted sublicensees hereunder, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

8.2

Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in, or lending arrangement with, such party, (ii) a sublicense, collaboration, co-promotion, strategic partnership, merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party. In addition, Biodel acknowledges that Aegis is required and shall have the right to provide a copy of this Agreement (and any subsequent amendment hereto) to UAB so long as such copy is provided under confidentiality and identified as “Aegis Confidential Information.” Aegis shall use reasonable efforts to enforce the confidentiality provisions of the UAB Licensing Agreement to the fullest extent permitted thereby to preserve the confidentiality of this Agreement and its terms, and shall not consent to any disclosure of this Agreement or its terms to any third part by UAB. Notwithstanding the foregoing, either party may disclose the fact that the parties have entered into this exclusive license agreement, and a general description of the Aegis Patent Rights, the Product, and the Field covered by this Agreement.

Confidential

8.3

Permitted Disclosures. The confidentiality obligations under this Section 8 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

8.4

Publicity. If either party wishes to make a public disclosure concerning this Agreement or the relationship established hereunder, such party shall provide the other party in advance with a copy of such proposed disclosure and the other party shall have [**] days within which to approve or disapprove the content of the proposed disclosure. Neither party shall unreasonably withhold approval of such disclosure.

9.

INDEMNIFICATION

9.1

Indemnification by Biodel. Except to the extent that Aegis is obligated to indemnify Biodel under Section 9.2 below, Biodel shall indemnify and hold harmless Aegis, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising from (a) the breach of any representation, warranty or covenant by Biodel under this Agreement; (b) the manufacture, use, offer for sale, sale, import, handling or storage of Products by Biodel, its sublicensees or their respective Affiliates or its agents; or (c) product liability claims specific to a Product; provided, however, that the foregoing indemnification rights shall not apply to any losses, liabilities, damages or expenses to the extent attributable to (i) Aegis’ manufacture, use, offer for sale, sale, import, handling or storage of the Enhancement Agents or (ii) the negligence, reckless misconduct, or intentional misconduct of a Aegis.

9.2

Indemnification by Aegis.

9.2.1

Aegis shall indemnify and hold harmless Biodel, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising out of or resulting from (a) the breach of any representation, warranty or covenant by Aegis under this Agreement; (b) the violation, infringement or misappropriation of any patent, trademark, trade dress, copyright or other intellectual property rights relating to the Enhancement Agents or the Aegis Technology; or (c) any claim of any third party that Aegis willfully disclosed or made available to Biodel any Aegis Technology in violation of an obligation of Aegis to such third party; provided, however, that such indemnification right shall not apply to any losses, liabilities, damages or expenses to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a party seeking indemnification under this Section 9.2 .

9.3

Procedure. A party that intends to claim indemnification under this Section 9 (the “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim indemnification; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligation hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The

Confidential

Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee, shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, unless (a) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

9.4

Insurance. Each party shall maintain insurance with respect to its activities under this Agreement as is normal and customary in the pharmaceutical industry generally for parties similarly situated. Each party shall, upon request of the other party, provide the requesting party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto. Biodel shall be named as an additional insured on any such policies maintained hereunder by Aegis, and Aegis shall be named as an additional insured on any such policies maintained hereunder by Biodel. If there is any additional costs for adding a party as an additional insured, that party shall pay such additional costs.

10.

TERM; TERMINATION

10.1

Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 10, shall continue in effect until the expiration of Biodel’s obligation to pay royalties hereunder.

10.2

Termination for Breach or Bankruptcy.

10.2.1

If Biodel has breached any of its obligations to pay any of the payments to which Aegis is entitled under Article 5, and such breach shall continue for [**] days after written notice of such breach was provided to Biodel by Aegis, Aegis shall have the right at its option to terminate this Agreement effective at the end of such [**] day period.

10.2.2

If a party has materially breached any of its other obligations hereunder, and such material breach shall continue for [**] days after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such [**] day period.

10.2.3

Either party may terminate this Agreement upon the occurrence of one or more of the following:

(a)

 immediately upon written notice to the other party in the event such other party becomes insolvent or initiates a voluntary proceeding under the U.S. Bankruptcy Code (beginning at 11 U.S.C. 101, as amended) (the “Bankruptcy Code”); or

(b)

 immediately upon written notice to the other party in the event such other party becomes the subject of an involuntary proceeding under the U.S. Bankruptcy Code and such proceeding is not dismissed or stayed within ninety (90) days of its commencement.

Confidential

10.3

Termination by Biodel. Biodel may terminate this Agreement at any time upon thirty (30) days prior written notice to Aegis for any reason or no reason.

10.4

Effect of Expiration or Termination.

10.4.1

Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Any provisions of this Agreement that are expressly or by implication intended to come into or continue in force on or after the end of the term or upon or after termination shall survive any expiration or termination of this Agreement and shall remain in full force and effect for a time sufficient to carry out the intent of the parties.

10.4.2

Upon expiration of this Agreement under Section 10.1, Biodel shall have a perpetual, non-exclusive, irrevocable, fully paid-up license for the same rights previously covered by this Agreement.

10.4.3

If Biodel elects to terminate this Agreement under Section 10.2.2, Biodel may nevertheless continue to have the same license rights previously covered by this Agreement, so long as Biodel continues to pay the dollar amounts otherwise specified by this Agreement, but with Biodel having the right to credit against said dollar amounts any actual direct damages suffered by Biodel as a result of the breach by Aegis which gave rise to the termination under Section 10.2.2.

10.4.4

Except as may be required to exercise the license set forth in Sections 10.4.2 and 10.4.3 , promptly upon the expiration or earlier termination of this Agreement, (a) Biodel shall destroy or return (at Aegis’ expense) to Aegis (as Aegis shall direct) all Aegis Technology; and (b) each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

11.

GENERAL PROVISIONS

11.1

Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

11.2

Arbitration. Any dispute, controversy or claim initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either party of any obligation under this Agreement, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration.  Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in San Diego, California if initiated by Biodel, and in New York, New York, if initiated by Aegis. The method and manner of discovery in any such arbitration proceeding shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. Each party shall choose one (1) arbitrator within [**] days after receipt of notice of the intent to arbitrate. Such arbitrators shall thereafter choose a third arbitrator within [**] days of their appointment. If one or both of the parties fails to make a timely appointment of its

Confidential

arbitrator, then such missing arbitrator(s) will be appointed by the American Arbitration Association. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. The arbitrators shall make their award and decision by majority approval, which shall be made in accordance with the terms of this Agreement and applicable law. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder. Each of the parties agrees that if certain material obligations under this Agreement are not performed in accordance with their specific terms or are otherwise breached, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist and (c) damages would be difficult to determine. Each of the parties agrees that, in such case, the injured party or parties shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law and the breaching party shall waive any requirement that such party or parties post bond as a condition for obtaining any such relief.

11.3

Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. The failure by either party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a party to thereafter enforce each and every provision of this Agreement.

11.4

Rights Under U.S. Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Aegis are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses to intellectual property as defined under Section 101 of the Bankruptcy Code. Aegis agrees that Biodel, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, or any other provisions of applicable law outside the United States that provide similar protection for intellectual property rights, subject to performance by the Biodel of its preexisting and continuing obligations under this Agreement. The parties further agree that, in the event that any proceeding shall be instituted by or against Aegis under the U.S. Bankruptcy Code seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions (each a “Proceeding”), Biodel shall have the right to retain and enforce its rights under this Agreement, including but not limited to the rights and licenses set forth in Sections 3.1 and 3.2 and, if Aegis fails to supply the Material, the restriction in Section 3.3 shall not preclude Biodel from making or having made the Material.

Confidential

11.5

Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that (i) Biodel may, without the written consent of Aegis, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business related to the Product, or in the event of its merger, consolidation, change in control or similar transaction; (ii) Aegis may, without the written consent of Biodel, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction; and (iii) neither party shall unreasonably withhold, delay or condition its consent to any proposed assignment in any situation whereby all of its rights and entitlements are unaffected. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.5 shall be void. For avoidance of doubt, Aegis may have the Enhancement Agents manufactured by a third party contract manufacturer for the benefit of Aegis and/or Biodel, which shall not be deemed to be an assignment or delegation restricted by this Section 11.5.

11.6

Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

11.7

Further Actions. Each party agrees to execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.8

Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to Aegis:

Aegis Therapeutics, LLC

16870 West Bernardo Drive, Suite 390

San Diego, CA 92127

Attn: Chief Executive Officer

with a copy to (which alone shall not constitute notice):

DLA Piper US LLP

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attn: Knox Bell, Esq.

If to Biodel:

Biodel, Inc.

Confidential

100 Saw Mill Rd.

Danbury, CT 06810

Attn: Chief Executive Officer

11.9

No Implied Licenses. Only licenses and rights granted expressly herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.

11.10

Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

11.11

No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.11 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 9 ABOVE.

11.12

Complete Agreement. This Agreement and the Supply Agreement constitute the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect; provided, however, that the terms of certain Confidential Disclosure Agreement between Aegis and Biodel dated as of March 17, 2011, shall remain in full force and effect as to all confidential information disclosed thereunder.

11.13

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement. A facsimile copy of this agreement bearing the signature (original or facsimile version) of both parties shall be binding on the parties.

11.14

Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

Signature Page Next

Confidential

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

AEGIS THERAPEUTICS, LLC
By:	/s/ Edward T. Maggio
Edward T. Maggio, Ph.D.,
Chief Executive Officer
BIODEL INC.
By:	/s/ Gerard J. Michel
Gerard J Michel
Chief Financial Officer and
Vice President of Corporate Development

Confidential

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the terms set forth in this Section 1 shall have the respective meanings set forth below:

“Aegis” shall have the meaning set forth in the preamble to this Agreement.

“Aegis Data” shall mean any data regarding the Aegis Technology in which Aegis has an ownership or licensable interest at any time during the term of the Agreement, including without limitation all relevant and available sections of the drug master file(s) for the Enhancement Agents, as filed by Aegis or its Affiliates with the FDA or any other governmental authority from time to time; provided however, the parties acknowledge that certain of the Contract Manufacturer’s confidential information may not be available for disclosure to Biodel.

“Aegis Invention” shall mean any Invention that relates to the Enhancement Agents.

“Aegis Know-How Rights” shall mean, collectively, all trade secret and other know-how rights relating to the Enhancement Agents which Aegis has an ownership or licensable interest at any time during the term of the Agreement.

“Aegis Patent Rights” shall mean, collectively, (a) any patent and patent application, which is owned by Aegis, licensed to Aegis (including pursuant to the UAB Licensing Agreement) or otherwise controlled by Aegis or any of its Affiliates, as of the Effective Date or during the term of this Agreement and is necessary or useful to Exploit the Product, including without limitation those certain patent applications listed on Exhibit 2.2.1 attached to the Agreement and any patent rights for an Aegis Invention; (b) all patents that have issued or in the future may issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; and (d) all patents and patent applications that may issue or be prepared in the future based on Aegis Inventions, including without limitation utility models, design patents, certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

“Aegis Technology” shall mean, collectively, (a) Aegis Patent Rights; (b) Aegis Know-How Rights; and (c) Aegis Inventions.

“Affiliate” shall mean, with respect to any person or entity, any other person or entity that controls, is controlled by or is under common control with such person or entity. For purposes of this Agreement, a person or entity shall be in “control” of an entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such other entity.

Confidential

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Annual Net Sales” shall mean, with respect to any Annual Net Sales Period, the Net Sales earned in such Annual Net Sales Period.

“Annual Net Sales Period” shall mean each of (a) the period from the date of the First Commercial Sale of the first Product through December 31 of the calendar year in which the First Commercial Sale of the first Product takes place, and (b) each calendar year thereafter.

“Bankruptcy Code” shall have the meaning set forth in Section 10.2.3(a) of the Agreement.

“Biodel” shall have the meaning set forth in the preamble to this Agreement.

“Biodel Data” shall have the meaning set forth in Section 6.2 of the Agreement.

“Biodel Invention” shall mean any Invention other than an Aegis Invention that relates to the Compound or the Product.

“Biodel Patent Rights” shall mean, collectively, (a) any patent and patent application, which is owned, licensed or otherwise controlled by Biodel or any of its Affiliates as of the Effective Date or thereafter; (b) all patents that have issued or in the future may issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; and (d) all patents and patent applications that may issue or be prepared in the future based on Biodel Inventions, including without limitation utility models, design patents, certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

 “Commercially Reasonable Efforts” shall have the meaning set forth in Section 4.2 of the Agreement.

“Competing Product” shall mean any third party prescription pharmaceutical product formulated with Compound, that is (i) more stable than Compound-containing products marketed as of the Effective Date, or (ii) combined with an injection device that enables automatic reconstitution.

“Compound” shall mean glucagon or any glucagon analog, including any isomer, hydrates, anhydrides, solvates, esters, salt forms, free acids or bases, prodrugs, complexes or polymorphs.

“Confidential Information” shall mean, with respect to a party, all information (and all tangible and intangible embodiments thereof), that is owned or controlled by such party, is disclosed by or on behalf of such party to the other party pursuant to this Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving party and described as such in writing within [**] days after

Confidential

such disclosure. Notwithstanding the foregoing, Confidential Information of a party shall not include information which, and only to the extent, the receiving party can establish by written documentation (a) has been generally known prior to disclosure of such information by the disclosing party to the receiving party; (b) has become generally known, without the fault of the receiving party, subsequent to disclosure of such information by the disclosing party to the receiving party; (c) has been received by the receiving party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving party free of confidentiality obligations prior to disclosure of such information by the disclosing party to the receiving party; or (e) has been independently developed by employees or others on behalf of the receiving party without use of such information disclosed by the disclosing party to the receiving party (each, a “Confidentiality Exception ”).

“Confidentiality Exception” shall have the meaning set forth in the preceding definition.

“Contract Manufacturer” shall mean a third-party company with whom Aegis contracts to have manufactured for Aegis the Material and any other Enhancement Agents which Aegis supplies to Biodel.

 “Development Program” shall mean the development program described in the Work Plan.

“Discounting” shall have the meaning set forth in Section 5.3.3 of the Agreement.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Encumbrance” shall mean any lien, mortgage, deed of trust, pledge, security interest, charge, condition, equitable interest, right of first refusal, community property interest, covenant, option, title defect, claim, restriction, variance, exception, license, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enhancement Agents” shall mean Aegis’s proprietary chemically synthesizable delivery enhancement agents (including without limitation the Intravail® absorption enhancement and ProTek® stabilization agents), that, among other things, allow non-invasive systemic delivery of potent peptide, protein, and small and large molecule drugs.

“Exploit,” “Exploiting” or “Exploitation” shall mean to develop, make, have made, use, sell, have sold, offer for sale, import, export and/or otherwise commercialize and dispose of.

“FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.1

“Field” shall mean the diagnosis, prevention, treatment and/or control of any and all human disease indications.

Confidential

“First Commercial Sale” shall mean, with respect to a Product, the first sale for use or consumption by the general public of such Product.

“GMP” shall mean Good Manufacturing Practices, as specified by FDA.

“IND” shall mean an investigational new drug application or similar application which is required to be filed with the FDA prior to commencing a clinical investigation of a drug pursuant to 21 CFR 312.

“Indemnitee” shall have the meaning set forth in Section 9.3 of the Agreement.

“Invention” shall mean any invention, discovery, know-how, technology or other enhancement, whether or not patentable that is made or conceived by employees or others on behalf of Aegis, Biodel or both, in connection with the performance of, and during the term of, this Agreement or any of the Prior Agreements.

“Law” shall mean any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental authority, including the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder.

“Agreement” shall mean the agreement pursuant to which Aegis grants certain exclusive license rights for Biodel to use the Aegis Technology for the Product in the Field.

“Major Jurisdictions” shall mean the countries listed in Exhibit 7.1.1.

“Material” shall mean the Aegis product known as Intravail® and/or ProTek® stabilization agents, as further described in Exhibit B to the Supply Agreement.

“Material Tox Studies” shall have the meaning set forth in Section 4.3.3 of the Agreement.

“Minimum Quarterly Payment” shall have the meaning set forth in Section 5.2.5 of the Agreement.

“NDA” shall mean a New Drug Application, Biologics License Application, Product License Application, or similar application which is required to be filed with the FDA to obtain a marketing approval of a Product in the United States.

“Net Sales” shall mean, with respect to any Product, the gross amount billed by Biodel, its sublicensees and their respective Affiliates for the Product less the following: (i) normal and customary trade, quantity and/or cash discounts, returns or credits (including due to rejections, defects or recalls of the Product or because of rebates or retroactive price adjustments), allowances, rebates and charge-backs, to the extent actually accrued; (ii) sales taxes, value-added taxes, excise or use taxes, tariffs, duties and customs fees and other taxes (excluding income taxes), duties or other governmental charges imposed with respect to sales of the Product which are actually paid; and (iii) freight, postage, shipping, insurance and other transportation expenses associated with the Product which are itemized in the gross amount billed and are actually paid

Confidential

by Biodel or its Affiliates or sublicensees. All calculations shall be made in accordance with U.S. generally accepted accounting principles.

“Prior Agreements” shall mean that certain Development Agreement between Aegis and Biodel dated as of June 9, 2011 as amended effective October 27, 2011, and that certain Confidential Disclosure Agreement between Aegis and Biodel dated as of March 17, 2011.

“Proceeding” shall have the meaning set forth in Section 11.4 of the Agreement.

“Product” shall mean any product for use in the Field, comprising the Compound and formulated using the Enhancement Agents.

“Royalty Term” shall mean, with respect to a Product in a country, a period which is the longer of: (a) if the manufacture, use or sale of such Product in such country is covered by a Valid Claim, the term for which such Valid Claim remains in effect, or (b) the earlier of (i) fifteen (15) years after the date of the First Commercial Sale of such Product in such country or (ii) when such Product becomes subject to generic equivalent product direct competition and which competition causes a permanent price reduction of at least [**]% for such Product.

“Subject Biodel Data” shall have the meaning set forth in Section 6.2 of the Agreement.

“Sublicense Fee” shall have the meaning set forth in Section 5.7 of the Agreement.

“Sublicense Rate” shall have the meaning set forth in Section 5.7 of the Agreement.

“Sublicense Revenue” shall have the meaning set forth in Section 5.7 of the Agreement.

“Supply Agreement” shall mean the agreement between Aegis and Biodel pursuant to which Aegis supplies and sells to Biodel quantities of the Material and other Enhancement Agents which the Parties shall negotiate in good faith within [**] days of the Effective Date of this agreement.

“Term” shall have the meaning set forth in Section 10.1 of the Agreement.

“Territory” shall be worldwide.

“UAB” shall mean The UAB Research Foundation, a not-for-profit corporation.

“UAB Licensing Agreement” shall mean the Licensing Agreement between Aegis and UAB, effective February 12, 2004, a true and correct copy of which (redacted of financial terms) is attached hereto as Exhibit C.

“Valid Claim” shall mean, on a country-by-country basis, either (a) a claim of an issued and unexpired patent in any Aegis Technology, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application in any Aegis Technology, which claim was filed in good

Confidential

faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and in any event has not been pending for more than [**] years.

“Work Plan” shall have the meaning set forth in Section 4.1.1 of the Agreement.

“Work Proposal” shall have the meaning set forth in Section 4.1.2 of the Agreement.

Confidential

EXHIBIT 2.2.1

AEGIS PATENT RIGHTS

All patents and applications below are owned by Aegis with the exception of those with a red asterisk (*) which are owned by the University of Alabama Research Foundation and have been licensed to Aegis.

Reference #	Title	CNTRY	Serial #	Filed Date	Patent #	Issue Date	Status	Expiration
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

1

Confidential

Reference #	Title	CNTRY	Serial #	Filed Date	Patent #	Issue Date	Status	Expiration
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

2

Confidential

Reference #	Title	CNTRY	Serial #	Filed Date	Patent #	Issue Date	Status	Expiration
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

3

Confidential

Reference #	Title	CNTRY	Serial #	Filed Date	Patent #	Issue Date	Status	Expiration
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

4

Confidential

Reference #	Title	CNTRY	Serial #	Filed Date	Patent #	Issue Date	Status	Expiration
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

5

EXHIBIT 2.2.5

UAB LICENSING AGREEMENT - REDACTED

[TO BE ATTACHED]

EXHIBIT 5.1.2

A-3 ENHANCEMENT AGENT SAFETY STUDIES AND COST

Stage	Study	~ Timing	Cost
Stage 1	[**]	[**]	[**]
Stage 2
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
		Total	[**]
Stage 3
	[**]	[**]	[**]
	• [**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
		Total	[**]

EXHIBIT 7.1.1

MAJOR JURISDICTIONS

To be mutually agreed to by the Parties within [**] days of the Effective Date.